Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in Registration Statement Nos. 333-167525, 333-125770, 333-106246, 333-68134 and 333-65556 on Form S-8 of our reports dated February 27, 2015, relating to the consolidated financial statements and financial statement schedule of Alliance Data Systems Corporation and subsidiaries and the effectiveness of Alliance Data Systems Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Dallas, Texas
 February 27, 2015